Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information Contact: Peter J. O’Hanlon or Jon M. Donnell (614) 356-5000

Dominion Homes Reports Record Sales

DUBLIN, Ohio—April 7, 2004—Dominion Homes, Inc. (NASDAQ: DHOM) reported that home sales for the three months ended March 31, 2004 increased 10% to a record 950 homes compared to 863 homes for the three months ended March 31, 2003. The sales value of the homes sold in the first quarter of 2004 increased 16% to $176.9 million compared to $152.0 million for the first quarter of 2003. The number of homes closed during the three months ended March 31, 2004 increased 11% to a first quarter record 634 homes from 569 homes for the same period a year ago.

The Company had a record first quarter backlog of 1,335 sales contracts, with a sales value of $263.3 million, at March 31, 2004, compared to 1,312 sales contracts in backlog, with a sales value of $244.9 million, at March 31, 2003.

The Company will announce its first quarter 2004 financial results after the close of business on May 3, 2004 and will host a conference call to discuss earnings on May 4, 2004 at 10:00 a.m. Eastern Time. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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